EXHIBIT 23.2
                      CONSENT OF INDEPENDENT ACCOUNTANTS


      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2001, except as to Note 19, which is as of March 7, 2001 relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K of Pegasus Solutions, Inc. for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated February 6, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

 /s/ PricewaterhouseCoopers LLP

 Dallas, Texas

 December 6, 2001